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INFONET SERVICES CORP.

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The following is the transcript of a conference call held by the management of Infonet Services Corporation on November 11, 2004.

IN - Q2 2005 Infonet Services Corporation Earnings Conference Call

Event Date/Time: Nov. 11. 2004 / 9:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS:

Morgan Malthrop

Infonet Services Corporation - Organizer

Jose Collazo

Infonet Services Corporation - CEO, Chairman

Akbar Firdosy

Infonet Services Corporation - CFO, VP

CONFERENCE CALL PARTICIPANTS:

Fash Diroby (ph)

Odem Analysts - Analyst

Frank Farbetta (ph)

Probe Research - Analyst

PRESENTATION:

Operator

At this time, for a brief introduction, I would like to turn the call over to Morgan Malthrop. Please go ahead, sir.

Morgan Malthrop - Infonet Services Corporation - Organizer

Good morning. I’ll read the Safe Harbor schedule now. Some of these statements may include comments regarding expected synergies, financial guidance, times of closing, industry ranking, execution of integration plans, and organizational structure. These statements are based on information available to us today but are subject to a number of risks, and uncertainties, that could cause them to be incorrect and the actual results to differ. Infonet describes certain of these risks in its 10-K, 10-Q, AK, and other relevant filings with the United States Securities and Exchange Commission. These documents are available through the SEC website at www.SEC.gov. The accuracy of Infonet forecast forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the business of the companies suffer due to uncertainty or a decline in market demand, and whether the parties are able to achieve planned synergies.

Now I would like to turn the call over to her President and CEO, Jose Collazo.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Good day.

I know many of you want to hear about the BT acquisition, but I don’t want excitement over that deal to over shadow our performance this quarter. Highlights for the second quarter of fiscal 2005 include EBITDA at 10.7 million, a 10.3 million improvement over the second quarter of last year on a quarter-to-quarter basis, or sequential basis, we’re up approximately 6 million over the efficient of this fiscal year. Our revenue increased by 5% over the comparable quarter last year. Our operating costs and expenses continue to decrease as a percentage of revenue. Our operating losses narrowed, and our net loss was reduced. Furthermore, I we’re on track to become free cash flow positive and profitable. This is a very competitive business, and while the going is tough, we continue to evolve as per our plans. We continue to focus on expense control and attaining greater operational leverage for costs. The second quarter results compared with last year’s comparable quarter continue to reflect the improved leverage Infonet is gaining over its expenses. Results also demonstrate our focus on improved financial performance, not just revenue growth. We have turned the corner on EBITDA, and are on track to beet our previous guidance, and on our stated goal to become free cash flow positive by the end of this fiscal year.

Meanwhile, we continue to invest in and gain recognition for customer service as evidenced by 11 telemarket awards, 10 quarters of being named best in class for managed data Network Services. Two recent WCA awards for best European regional carrier. Best managed service provider, and in addition we were finalists for best global carrier.

We continue to develop new services for multinationals to meet the demand for our global managed data services in the areas of mobility, wireless applications, security services, and voice and video applications over IP network, as well as public and private virtual public networks. In this fiscal year, fiscal 2005, we expect our CapEx to be between 7 and 10% of total revenue. We continue to enjoy our strong cash position, ending the quarter with approximately 393 million.

Now, as you know, on Monday, we reached a definitive agreement to be acquired by BT in a cash transaction. Following the completion of the merger, which is subject to customary closing conditions, we will be wholly owned subsidiary of British Telecom. Our strong performance and market position has led to an attractive offer. The transaction is subject to share holder and regulatory approval, and expected to be completed in the first half of 2005. We are very excited about the prospect of joining the BT team. We see significant synergies, cost savings, scalability, and increased brand recognition in the market.

A combination of BT and Infonet will accelerate our momentum in become ago more leading provider than we already are. We operate in a scale business, and this combination of skills and capabilities accelerates that development.

Now I would like to turn the call over to Akbar Firdosy, our Chief Financial Officer.

Akbar Firdosy - Infonet Services Corporation - CFO, VP

Good day, everyone.

As you compare the second quarter of fiscal 2005 to the same quarter of the prior year, we are pleased to report again continued healthy growth. Our revenues grew 5% while our operating expenses grew less than 1%.

And I would like to talk a little bit about the highlights from yesterday’s release. As far as revenues are concerned, our 5% revenue growth year-to-year was primarily driven by consulting integration and provisioning services. Our network Services in total increased slightly as a result of growth in the remote access area, and a contact termination fee of 2.5 million recorded in this quarter. Offset by price erosion in Internet services, as existing clients transition to our more cost effect solutions.

We continue to experience growth in our new products and services. Therefore, in the long run, we expect our growth will come from networks services and application services. We continue to anticipate obtaining free cash flow positive position at the end of fiscal 2005, and the level of revenue growth set previously for this fiscal year, which means that we expect high revenue growth late in the second half of the year than the first half, which has historically been true.

Direct expenses. As far as direct expenses are concerned, our communication services costs, and integration provisions costs, generally have a direct correlation to revenue. When you look at these two lines together as a percent of revenue, it has stabilized over the past several quarters. We believe this stabilization of these direct expenses will be crucial to our goal of profitability, and expect to have direct expenses under control.

As far as indexed expenses are concerned we continue to see improved leverage in bandwidth cost, network operations, and SG&A expenses. These three expense categories were flat in absolute dollars amount, and declined as a percent of revenue, which is quite noteworthy. We expect to continue leveraging our fixed costs.

As Jose said, in terms of the EBITDA for the end of this fiscal year, it has improved to $11 million from less than $1 million in the same period last year. Also sequentially, EBITDA has improved become $5 million in the first quarter to 11 million in the second quarter. We continue to expect substantial EBITDA growth for fiscal 2005, compared to prior years, that’s fiscal 2004, driven by demand for our services, and the leverage we have in our index [phonetic] expense management.

As far as capital expenditures are concerned, during the second quarter of this in year, our capital expenditures were $12 million, or 8% of revenue, and we expect capital expenditures for fiscal 2005 to be in the range of approximately 7 to 10%.

Balance sheet. About the cash balancing of balance sheet, we continue to have a strong balance sheet with approximately $393 million of cash, which increased from 379 at the end of the first quarter, and without any bank debt. The robust cash position is attributed to the improved operational results, and a stable status. We received significant payments results in a reduction of past due accounts receivable in the first half of this fiscal year. We continue to pursue lower DSO targets, that’s Day Sales Outstanding targets. We continue to expect that cash from operations will exceed our capital expenditures beginning later this fiscal year.

As far as foreign exchange issues our concerned, most of our business dollar denominated, and we assume in the exchange rate risk for our consolidated entities only. We have significant transaction exposures and [inaudible] exposure in those entities. As far as economic impact is concerned, we have evolved to have a natural hedge between euro denominated revenues and euro denominated operating expenses. So the fluctuations between dollar and euro did not have a significant impact on our P&L this quarter.

Now I would like to turn the call over to Mr. Collazo for Q&A.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Okay. At this point, we’ll begin the question and answer session.

QUESTION AND ANSWER:

Operator

We’ll go first to Fosh Diroby with Odem [phonetic] Analysts.

Fash Diroby - Odem Analysts - Analyst

Hi, Akbar. My question is first of all related to the Q2 performance. Your revenue growth of 5% is encouraging, and Akbar mentioned that it will grow furthermore this year. Do you expect that to continue at this rate?

Akbar Firdosy - Infonet Services Corporation - CFO, VP

As I said in my report, that in the second half we expect the revenue growth to be slightly higher than that, the targets we haven’t announced earlier.

Fash Diroby - Odem Analysts - Analyst

Yeah, and then I kind of meant beyond that, do you know now expect the market to be growing for Infonet Services over time?

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Well, we have said publicly many times the factors that cause demand for our services continue. I moon. The gobble case of multinational corporations is a continuing factor as they try to become more efficient companies by distributing their manufacturing, distributing their sales and marketing. The technology that multinationals need to deploy in order to unify their distributor activities is becoming more and more complex, and so therefore the demand for managed data Network Services continues. We’ve said that for many years, and that’s evidenced in our growth rate. Also, we also have the conversions to voice, video, and data, which will result in new applications, and that will result if further fee demand for our services. So the macro factors have not changed over the past four years, and I think that’s why we’ve been able to grow.

Fash Diroby - Odem Analysts - Analyst

And may I ask you a question about the BT acquisition.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Go ahead.

Fash Diroby - Odem Analysts - Analyst

It kind of seems to us that with a BT merger acquisition, BT will be BT Infonet will be a very strong force for European headquartered MMCs. Is that a particular position you’re going to take in the market, or you going to remain as a global provider for all MMCs aright-hand side the world.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Well, I think you made a mistake, I think a BT Infonet compensation put together will be a strong force for multinationals all over the world. We’re a global company. We sell and support our services in 70 countries, and although the majority of our customers are in Europe, we enjoy a good customer base in the U.S., in Latin America, Asia Pacific, so I would not confine myself to just Europe. I think this is a very competitive market, so lets remember that. Extremely competitive market, with players like Sing Tel in Asia, NTT in Asia, and a couple of the Chinese companies that are trying to enter this space. We also have people like Deutsche Telekom in Europe. We have a couple of other players in Europe that are very strong. [inaudible] and Equant is another major play area. In the U.S. you have AT&T and MCI. This is a tough market, but obviously the two companies together will be stronger than we are individually.

Fash Diroby - Odem Analysts - Analyst

Fine. Thank you.

Operator

We’ll go next to Frank Farbetta with Probe Research.

Frank Farbetta - Probe Research - Analyst

Thank you. Jose, how are you reading the enterprise budget situation these days? Are they increasing budgets? Are they showing some sort of technology intentions or swap outs or migrations that would benefit telecom? Thank you.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

The way I read it, if you look at budgets of both CIOs, it’s basically characterized by less money and more demand. Okay? And so what you’re finding, what we’re finding in our space, managed data networks for multinationals, is that there’s always a trend to migrate to those solutions that can give them more bang for the dollars or save them money. I think part of the reason we grow is we focus on the concept of return on investment because we find that I don’t really know very many companies who are not CIOs who are not under pressure. So anything that improves their capability to do more with the same or less is in demand. Things that are not of the that nature are difficult to justify.

Frank Farbetta - Probe Research - Analyst

Thank you.

Operator

We have no further questions at this time. I would like to turn the conference back over for any additional or closing remarks.

Jose Collazo - Infonet Services Corporation - CEO, Chairman

Let me just close by saying as I said earlier this is an extremely kit everyone market, and there’s a lot of new entrance in the form of telcos that are looking to enter this marketplace on a regional and eventually trying to aspire to global basis. So as I said in my introduction, this is a scaled — this is a scaled business, and I think that the Infonet/BT combination is good for our employees, and good for our customers, and also good for our shareholders, because the price that was paid is a nice premium over what the stock has traded at over the last six months. All in all, I think this a good deal for everybody, and let’s hope that this thing concludes as early as possible. Thank you very much.

Operator

Thank you. This does conclude today’s conference, and you may disconnect at this time.

Additional Information about the Merger and Where to Find It

Infonet plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INFONET, BT, THE PROPOSED MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infonet or BT through the web site maintained by the SEC at www.sec.gov.

In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Infonet by contacting Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California, 90245, Attention: Investor Relations.

Infonet and BT, and their respective directors and officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Infonet’s directors and officers and their ownership of Infonet common stock is contained in the proxy statement for Infonet’s 2004 annual meeting of stockholders, which was filed with the SEC on July 22, 2004. Information regarding BT’s directors and officers is contained in BT’s Form 6-K, which was filed with the SEC on June 2, 2004. To the knowledge of Infonet, none of BT nor any of its directors and officers owns any shares of Infonet common stock. To the knowledge of Infonet, none of the directors or officers of BT who would be expected to participate in any such solicitation of proxies has any material interest, direct or indirect, by security holdings or otherwise in Infonet. Investors and stockholders may obtain additional information regarding the direct and indirect interests of Infonet, BT and their respective directors and officers in the merger by reading the proxy statement regarding the merger when it becomes available.

Safe Harbor Statement

In addition to statements of historical facts or statements of current conditions, Infonet has made forward-looking statements in this communication within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include, without limitation, statements regarding expected synergies, financial guidance, timing of closing, industry ranking, execution of integration plans and organizational structure. These statements are based on information available to Infonet as of the date of this communication but are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. Infonet describes certain of these risks and uncertainties in its 10-K, 10-Q, 8-K and other recent filings with the Securities and Exchange Commission (the “SEC”). These documents are available through the SEC website at www.sec.gov. The accuracy of Infonet’s forward-looking statements will also be affected by whether the merger can be completed, whether the companies may be required to modify aspects of the transaction to achieve regulatory approval, whether the businesses of the companies suffer due to uncertainty or a decline in market demand and whether the parties are able to achieve planned synergies. Infonet expects that subsequent events or developments may cause its views to change, however, Infonet undertakes no duty to update the forward-looking statements to take account of later events, except to the extent required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.